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                                                                   EXHIBIT D-9.1

                      LOUISIANA PUBLIC SERVICE COMMISSION

                              ORDER NO. U-26166-A

                      LOUISIANA PUBLIC SERVICE COMMISSION,
                                   EX PARTE.

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                    DOCKET NO. S-26166-IN THE MATTER OF THE
                   JOINT APPLICATION BY RELIANT ENERGY ARKLA
         AND RELIANT ENERGY ENTEX FOR APPROVAL OF, OR NON-OPPOSITION TO,
                         A PARENT COMPANY RESTRUCTURING
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                  (Decided at Open Session held July 17, 2002)

I.   INTRODUCTION

          This matter is before us to consider the second phase of a corporate restructuring proposed by Reliant Energy Arkla ("Arkla"), and Reliant Energy Entex ("Entex") (collectively "Applicants"). On November 30, 2001, the Applicants filed a "Joint Application For Approval Of, Or Non-Opposition To, A Parent Company Restructuring with the Louisiana Public Service Commission (the "Commission"). Both Arkla and Entex are divisions of Reliant Energy Resources Corp. ("RERC") and are local gas distribution companies whose rates charged and services rendered are subject to the jurisdiction of this Commission. RERC is a subsidiary of Reliant Energy, Inc. ("Reliant"), which is the ultimate parent company.

          The proposed restructuring will entail the transfer of the ownership and/or control of the assets of Arkla and Entex, whose operations are subject to the jurisdiction of the Louisiana Public Service Commission, and therefore the Applicants made a filing seeking approval and/or non-opposition by the Commission. That filing was necessitated by the terms of the Commission's March 18, 1994 General Order.(1)

          The proposed restructuring was divided into two phases. In the November 30, 2001 filing ("Phase I"), Reliant sought to revamp its corporate structure by separating its regulated operations (including Arkla and Entex) from its unregulated operations. In that proceeding, a stipulation was reached among the parties, and a set of hold harmless provisions was agreed upon. A Joint Stipulation was filed at the stipulation hearing, in the first phase of this matter, on January 4, 2002. Thereafter, this Commission adopted the Staff's recommendation and issued Order U-26166 (January 23, 2002). Recently, Arkla, Entex and Reliant requested approval for the next phase of the restructuring ("Phase II"). In this second phase, Reliant seeks to establish Entex and Arkla as stand-alone corporate subsidiaries.

II.  PROCEDURAL HISTORY

          On March 7, 2002, Arkla and Entex filed their Joint Application For Approval Of, Or Non-Opposition To A Corporate Restructuring ("Phase II Application"). The Commission Staff, including its outside expert consultant, Mr. Thomas S. Catlin, and Special Counsel, analyzed the companies' filing to determine whether this phase of the restructuring was in the public interest and to ensure that the Louisiana customers of Arkla and Entex would not be harmed as a result of this stage of the reorganization. The Staff requested additional information from the Applicants, which was provided. As in Phase I, the Commission Staff proposed, and the Reliant companies agreed to accept, a series of hold harmless provisions to ensure that Louisiana ratepayers would be no worse off after the restructuring than they would have been

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(1)  In Re: Commission Approval Required of Sales, Leases, Mergers,
Consolidations, Stock Transfers and All Other Changes of Ownership or Control of Public Utilities Subject to Commission Jurisdiction (General Order, March 18, 1994).

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had no restructuring occurred. (The Hold Harmless Provisions are contained in the "Joint Stipulation", attached hereto as Exhibit "1".)

     During the course of the Staff investigation, Arkla and Entex indicated that maintenance and improvement of the quality and reliability of service provided to their customers is a high priority. Therefore, Staff suggested, and Arkla and Entex agreed, that a series of customer service initiatives should be pursued. Ultimately, the Applicants agreed to implement various customer service programs and to provide adequate personnel, in Louisiana, to administer those programs. (The Customer Service Initiatives are attached to this Order as Exhibit "2".)

     After the parties agreed to the Joint Stipulation/Hold Harmless Provisions and Customer Service Initiatives, a hearing date on the proposed settlement was established and published in the Commission's Official Bulletin. A stipulation hearing was held on June 6, 2002. Staff Supervising Attorney Vanessa LaFleur was appointed as Ad Hoc Hearing Examiner in this matter. Mr. Steven C. Schaeffer, Senior Vice President of Regulatory Affairs for Reliant, submitted pre-filed testimony. He testified at the June 6, 2002 hearing and was cross-examined by Staff counsel. Mr. Thomas S. Catlin, the Commission's expert consultant, also offered testimony in support of the Joint Stipulation. No interventions or written protests were filed and no party offered any opposition to the proposed settlement.

III. DISCUSSION

     As was the case with the November 30, 2001 filing, this Phase II Application is subject to the requirements of the Commission's March 18, 1994 General Order regarding transfers of ownership and/or control of public utilities and common carriers subject to our jurisdiction.

     The Phase II Application requested approval for Arkla and Entex to become stand alone corporate subsidiaries. The Staff was concerned that such a reorganization might cause the cost of capital for the resulting entities to rise, either through an increase in the costs of debt or by changes in their capital structures. In addition, it was important to ensure that the administrative functions, currently provided to Arkla and Entex on a centralized basis, continue to be provided in that manner, and that the method for allocating centralized costs for those functions remain the same. Continuity in these procedures will help ensure that the costs to Arkla and Entex of those administrative services provided on a centralized basis would not be materially affected by the restructuring.

     As a result of its analysis, and to address these potential problems, the Staff proposed a series of six hold harmless provisions, which formed the basis of the Joint Stipulation. These Phase II Hold Harmless Provisions are in addition to and supplement the Hold Harmless Provisions adopted in Order No. U-26166 (January 23, 2002).

     Our experience has indicated that one result of changes in corporate organization (whether by merger or restructuring) can be a decline in reliability and customer service. In that regard, both Arkla and Entex affirmed that maintenance and improvement of the quality and reliability of service provided to their customers is a high priority. In order to ensure that the proposed restructuring will not diminish the quality or reliability of service to Louisiana ratepayers, Arkla and Entex agreed to implement a variety of programs and measures designed to improve customer service. (Exhibit "2"). These programs will increase customer access to the companies, make bills more understandable, offer a wider variety of payment options, provide assistance to low income, elderly and disabled customers and provide for the systematic upgrade and modernization of physical plant. As important, Arkla and Entex have committed to have adequate personnel employed and present in Louisiana to ensure that all of these initiatives are completed and that service quality continues to improve.

     For the reasons set forth above, we believe that with the protections and commitments contained in the Joint Stipulation, Louisiana ratepayers will be protected from any adverse consequences of the corporate restructuring. In addition, implementation of the Customer Service Initiatives will ensure that reliability and service quality continue to improve.



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We, therefore, find that the reorganization is not contrary to the public interest and we will approve the Applicants' request.

          For all the reasons set forth above, on motion of Commissioner Owen, seconded by Commissioner Dixon and unanimously adopted,

IT IS ORDERED THAT:

     1. The proposed corporate restructuring that is the subject of Docket S-26166 is approved;

     2. The Joint Stipulation and Customer Service Initiatives attached hereto are specifically incorporated into and made a part of this Order;

     3. The Applicants Arkla and Entex, as well as Reliant Energy, Inc., agree to be bound by and adhere to the letter and spirit of the terms of the Joint Stipulation and Customer Service Initiatives;

     4. The Applicants, Arkla and Entex as well as Reliant Energy, Inc., continue to be bound by all of the provisions of Order No. U-26166, including the Joint Stipulation attached thereto; and

     5. The parties are directed to take all other action required by this Order.

BY ORDER OF THE COMMISSION
 BATON ROUGE, LOUISIANA
     JULY 29, 2002

                                        /s/ JACK "JAY" A. BLOSSMAN, JR.
                                        -------------------------------
                                        DISTRICT I
                                        CHAIRMAN JACK "JAY" A. BLOSSMAN, JR.


                                        /S/ DON OWEN
                                        -------------------------------
                                        DISTRICT V
                                        VICE CHAIRMAN DON OWEN



                                        /S/ IRMA MUSE DIXON
                                        -------------------------------
                                        DISTRICT III
                                        COMMISSIONER IRMA MUSE DIXON



                                        /S/ C. DALE SITTIG
                                        -------------------------------
                                        DISTRICT IV
                                        COMMISSIONER C. DALE SITTIG


                                        /S/ JAMES M. FIELD
---------------------------             --------------------------------
SECRETARY                               DISTRICT II
LAWRENCE C. ST. BLANC                   COMMISSIONER JAMES M. FIELD


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